Exhibit 99.1

PepsiCo Names Larry Thompson Executive Vice President,

Government Affairs, General Counsel and Corporate Secretary

PURCHASE, N.Y. – June 18, 2012 – PepsiCo, Inc. (NYSE: PEP) today announced that Larry Thompson has rejoined the company as Executive Vice President, Government Affairs, General Counsel and Corporate Secretary, effective July 30, 2012. Thompson will succeed Maura Abeln Smith, who chose to leave the company to pursue other opportunities.

Thompson will be responsible for PepsiCo’s worldwide legal function and government affairs and public policy organizations. He also will oversee the company’s global compliance function and the PepsiCo Foundation, the company’s philanthropic arm.

Thompson, who will report to PepsiCo Chairman and CEO Indra Nooyi, was PepsiCo’s senior vice president of government affairs, general counsel and corporate secretary from 2004 to 2011. Prior to rejoining the company, he served as the John A. Sibley Chair in Corporate and Business Law at the University of Georgia School of Law. Thompson also has been serving as a member of several prestigious corporate boards, and undertook other special projects.

“We are excited to welcome Larry back to PepsiCo,” said Nooyi. “Larry is a proven and seasoned leader with a strong track record of success at PepsiCo. He has been a highly regarded and trusted advisor, and he has a deep knowledge of, and passion for our business. We will benefit greatly from Larry’s leadership moving forward.”

“Maura has a distinguished 30-year record of achievement and service on behalf of PepsiCo and other public companies. During her tenure at PepsiCo and other public companies. During her tenure at PepsiCo, she worked tirelessly and made significant contributions. We wish her the very best in her future endeavors.”

Smith said, “It was a privilege to be part of the PepsiCo senior leadership team, and I wish all of my colleagues great success in the future.”

“I’m delighted to return to PepsiCo and to work again with Indra and the PepsiCo team,” Thompson said. “I’m committed to the long-term vision and success of PepsiCo, and I’m excited to get to work to help drive the execution of our strategy. I’m especially looking forward to rejoining Kelly Tullier and the very talented global legal function, Dan Bryant and the global public policy and government affairs team, and Dave Yawman and the global compliance team.”

Prior to joining PepsiCo, Thompson was a senior fellow with the Brookings Institution in Washington, D.C. He also served in The U.S. Department of Justice as Deputy Attorney General and led the Department’s National Security Coordination Council. Thompson also was appointed by President George W. Bush to lead the Corporate Fraud Task Force. Earlier in his career, Thompson was a partner in the Atlanta law firm of King & Spalding and also served as the U.S. Attorney for the Northern District of Georgia in Atlanta.

About PepsiCo

PepsiCo is a global food and beverage leader with net revenues of more than $65 billion and a product portfolio that includes 22 brands that generate more than $1 billion each in annual retail sales. Our main businesses – Quaker, Tropicana, Gatorade, Frito-Lay and Pepsi-Cola – make hundreds of enjoyable foods and beverages that are loved throughout the world. PepsiCo’s people are united by our unique commitment to sustainable growth by investing in a healthier future for people and our planet, which we believe also means a more successful future for PepsiCo. We call this commitment Performance with Purpose: PepsiCo’s promise to provide a wide range of foods and beverages for local tastes; to find innovative ways to minimize our impact on the environment by conserving energy and water and reducing packaging volume; to provide a great workplace for our associates; and to respect, support and invest in the local communities where we operate. For more information, please visit www.pepsico.com.

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MEDIA CONTACT:

Jeff Dahncke

PepsiCo

914.253.3941

jeff.dahncke@pepsico.com

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